Exhibit 99.2

SONOSITE, INC.

NON-PLAN RESTRICTED STOCK UNIT AGREEMENT

(With Change of Control Provision)

THIS NON-PLAN RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated %%OPTION_DATE%-% between SonoSite, Inc., a Washington corporation (“Company”), and %%FIRST_NAME%-% LAST_NAME%-% (the “Participant”), is entered into as follows:

WHEREAS, the Participant is a new Employee who either (i) has not previously served as an Employee or Director of the Company, or (ii) has entered into a new employment relationship with the Company following a bona fide period of non-employment; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company or a majority of the Company’s Independent Directors has determined that the Participant shall be granted Stock Units, subject to the restrictions stated below and in accordance with the terms and conditions of this Agreement as an inducement material to the Participant’s entering into employment with the Company.

THEREFORE, the parties agree as follows:

1. Purpose of Award.  The purpose of this Award is to provide an inducement material to the Participant entering into employment with the Company.  This Award is intended to give the Participant an incentive to continue in the employ of the Company and to assure his or her continued commitment to the success of the Company.  This Award is intended to be exempt from the shareholder approval requirements pursuant to the “inducement grant exception” provided by Rule 5635(c)(4) of the Nasdaq Listing Rules.  Capitalized terms are defined in Section 20 of this Agreement.

2. Administration of Award.

(a) Procedures; Administrative Bodies.  This Agreement shall be administered by the Board, a Committee and/or their delegates.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), this Award shall be granted by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.  In order to comply with any applicable Nasdaq or other stock exchange listing requirements, this Award is granted by the Compensation Committee of the Board or a majority of the Company’s Independent Directors and will be administered in a manner that complies with such requirements.  Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of this Award. Such delegation may be revoked at any time.

(b) Powers of the Administrator.  Subject to the provisions of this Award and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(1) To determine the terms and conditions of this Award, including but are not limited to, any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Shares relating hereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time this Award is granted or thereafter;

(2) To determine whether and to what extent the vesting of this Award shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of this Award shall be tolled during any leave that is not a leave required to be provided to the Participant under Applicable Law.  In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon the Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Stock Units to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(3) To correct administrative errors;

(4) To construe and interpret the terms of this Award and Agreement;

(5) To adopt rules and procedures relating to the operation and administration of this Award to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt addenda to this Agreement as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(6) To prescribe, amend and rescind rules and regulations relating to this Award, including rules and regulations relating to addenda to this Agreement;

(7) To modify or amend this Award, including, but not limited to, the acceleration of vesting, provided, however, that any such amendment is subject to Section 3 below and, except as set forth in that Section, may not impair this Award unless agreed to in writing by the Participant;

(8) To allow the Participant to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon the settlement  of the Stock Units that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(9) To authorize any person to execute on behalf of the Company any instrument required to effect the grant of this Award;

(10) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under this Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(11) To provide, either at the time this Award is granted or by subsequent action, that this Award shall contain as a term thereof, a right, either in tandem with the other rights under this Award, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of this Award; and

(12) To make all other determinations deemed necessary or advisable for administering this Award.

(c) Effect of Administrator’s Decision.  All decisions, determinations and interpretations by the Administrator regarding this Award, any rules and regulations under this Award and the terms and conditions of this Award, shall be final and binding on the Participant and on all other persons. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

3. Amendment and Termination of Award.

(a) Amendment and Termination.  The Administrator may amend, alter or discontinue this Award, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company, no such amendment shall be made that would materially increase the maximum number of Shares subject to this Award, other than an increase pursuant to Section 19 below.

(b) Effect of Amendment or Termination.  No amendment, suspension or termination of this Award shall impair the rights of the Participant, unless mutually agreed otherwise between the Participant, as applicable, and the Administrator, which agreement must be in writing and signed by the Participant, as applicable, and the Company; provided further that the Administrator may amend this Award in order to conform it to the Administrator’s intent (in its sole discretion) that it not be subject to Code Section 409A(a)(1)(B).

(c) Effect of this Award on Other Arrangements.  The value of this Award will not be included as compensation, earnings, salaries or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.

4. Grant of Stock Units.  Subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant Stock Units covering %%TOTAL_SHARES_GRANTED%% Shares.

5. Vesting Schedule.  Subject to Participant’s not experiencing a Termination of Employment during the following vesting term, the interest of the Participant in the Stock Units shall vest as follows: on the third anniversary of the Grant Date.  Additional vesting may apply under the circumstances specified in Section 6 below.

6. Change in Control.  Notwithstanding any contrary vesting period or other limitation or restriction in this Agreement, in the event of a Change in Control, this Stock Unit shall become fully vested (meaning that any Shares and dividend equivalent rights subject hereto shall be issued and settled and the Stock Unit shall terminate) effective as of immediately prior to and contingent upon consummation of the Change of Control.

7. Benefit Upon Vesting.  Upon the vesting of the Stock Units, the Participant shall be entitled to receive, as soon as administratively practicable, but in no event later than 60 days after the applicable vesting date, the Shares equal to:

(a) The number of Stock Units that have vested multiplied by the Fair Market Value of a Share on the date on which such Stock Units vest, and

(b) A dividend equivalent payment determined by

(1) Multiplying the number of vested Stock Units by the dividend per share of Stock on each dividend payment date between the date hereof and the vesting date to determine the dividend equivalent amount for each dividend payment date;

(2) Dividing the amount determined in (1) above by the fair market value of a share of Stock on the date of such dividend payment to determine the number of additional Stock Units to be credited to the Participant; and

(3) Multiplying the number of additional Stock Units determined in (2) above by the fair market value of a share of Stock on the vesting date to determine the aggregate amount of dividend equivalent payments for such vested Stock Units;

provided, however, that if any aggregated dividend equivalent payments in Section 7(b)(3) above results in a payment of a fractional Share, such fractional share shall be rounded up to the nearest whole Share.

8. Restrictions.

(a) Except as otherwise provided for in this Agreement, the Stock Units or rights granted hereunder may not be sold, pledged or otherwise transferred until the Stock Units become vested in accordance with Sections 5 or 6.  The period of time between the date hereof and the date the Stock Units become fully vested is referred to herein as the “Restriction Period.”

(b) Except as otherwise provided for in this Agreement, if the Participant’s employment with the Company is terminated at any time for any reason (including as a result of the Participant’s death or disability (including a Total and Permanent Disability) prior to the lapse of the Restriction Period, or the Participant otherwise experiences a Termination of Employment during the Restriction Period, all Stock Units granted hereunder that have not vested by such termination date and that are held by the Participant as of such date shall be forfeited by, and no further rights shall accrue to, the Participant.

9. No Stockholder Rights.  Stock Units represent hypothetical shares of Stock. During the Restriction Period, the Participant shall not be entitled to any of the rights or benefits generally accorded to stockholders.

10. Transferability.  This Award generally is not transferable by the Participant other than by will or the laws or descent and distribution.  However, the Participant may file a written designation of a beneficiary who is to receive the Participant’s rights pursuant to this Award.  To the extent that the Participant has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to the Award until changed by the Participant to the extent enforceable under Applicable Law.  Such designation of beneficiary may be changed by the Participant at any time by written notice.

11. No Right to Employment. The grant of this Award shall not be construed as giving the Participant the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss the Participant at any time without liability or any claim, except as provided herein.

12. Legal Compliance.  Shares shall not be issued pursuant to this Award unless the issuance and delivery of Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

13. Reservation of Shares. The Company, during the term of this Award, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Award.

14. Taxes.

(a) The Participant shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Stock Units hereunder. In the event that the Company or the Employer is required to withhold taxes as a result of the grant or vesting of Stock Units, or subsequent sale of Stock acquired pursuant to such Stock Units, or due upon receipt of dividend equivalent payments, the Participant shall surrender a sufficient number of whole shares of such Stock or make a cash payment as necessary to cover all applicable required withholding taxes and required social security contributions at the time the restrictions on the Stock Units lapse, unless alternative procedures for such payment are established by the Company. The Participant will receive a cash refund for any fraction of a surrendered share not necessary for required withholding taxes and required social insurance contributions. To the extent that any surrender of Stock or payment of cash or alternative procedure for such payment is insufficient, the Participant authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social security contributions from the Participant’s compensation. The Participant agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

(b) Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Participant’s responsibility and that the Company and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Units, including the grant and vesting of Stock Units, subsequent payment of Stock and/or cash related to such Stock Units or the subsequent sale of any Stock acquired pursuant to such Stock Units and receipt of any dividend equivalent payments; and (ii) do not commit to structure the terms or any aspect of this grant of Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items. The Participant shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s receipt of Stock Units that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in Section 7 if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(c) Notwithstanding anything to the contrary contained herein, to the extent that the Administrator determines that this Award is subject to Code Section 409A, this Agreement shall incorporate the terms and conditions necessary for this Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under Applicable Law (and unless otherwise stated in the applicable Award Agreement), this Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”).  Notwithstanding anything to the contrary in this Award, to the extent that this Award constitutes “deferred compensation” under Section 409A and the Guidance and the Participant is a “specified employee” (also as defined thereunder), no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A and the Guidance) or, if earlier, the date of the Participant’s death following such separation of service date.

15. Data Privacy Consent.  The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s receipt of this Award. The Participant understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Participant’s favor for the purpose of implementing, managing and administering this Award (“Data”). The Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of this Award, that these recipients may be located in the Participant’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing this Award, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Participant may elect to deposit any Stock acquired under this Agreement. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage this Award. The Participant understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. For more information on the consequences of refusing to consent or withdrawing consent, the Participant understands that he may contact the Stock Plan Administrator at the Company.

16. Award and Company Information.  The Participant agrees to receive copies of the Agreement prospectus and other Agreement information, including information prepared to comply with laws outside the United States, from the E*Trade Financial web site referenced above and stockholder information, including copies of any annual report, proxy statement and Form 10-K, from the investor relations section of the Company’s web site at:  http://www.sonosite.com. The Participant acknowledges that copies of this Agreement, the Agreement prospectus, and stockholder information are available upon written or telephonic request to the Stock Plan Administrator.

17. Acknowledgment and Waiver.  By accepting this grant of Stock Units, the Participant acknowledges and agrees that:

(a) The grant of Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock or Stock Units, or benefits in lieu of Stock or Stock Units, even if Stock or Stock Units have been granted repeatedly in the past;

(b) All decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(c) The Participant’s receipt of this Award shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate the Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

(d) The Participant is participating voluntarily in this Award;

(e) These Stock Units and resulting benefits are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of the Participant’s employment contract, if any;

(f) These Stock Units and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

(g) In the event that the Participant is not an Employee of the Company, this grant of Stock Units will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of Stock Units will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company;

(h) The future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Stock Unit and cannot be predicted with certainty;

(i) In consideration of this grant of Stock Units, no claim or entitlement to compensation or damages shall arise from termination of this grant of Stock Units or diminution in value of this grant of Stock Units resulting from termination of the Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and

(j) Notwithstanding any terms or conditions of this Agreement to the contrary, in the event of involuntary termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive benefits under this Agreement, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Participant’s right to receive benefits under this Agreement after termination of employment, if any, will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of this grant of Stock Units.

18. Miscellaneous.

(a) The Company shall not be required to treat as the owner of Stock Units, and associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Participant at his address then on file with the Company.

(d) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. This Agreement is governed by the laws of the state of Washington.

(e) If the Participant has received this or any other document related to the Agreement translated into a language other than English and if the translated version is different than the English version, the English version will control.

(f) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(g) The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other persons as to:

(1) The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(2) Any tax consequence realized by the Participant or other person due to the receipt, vesting or settlement of this Award.

(h) The Company will, at all times, reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Award.

(i) This Award shall be unfunded. Although bookkeeping accounts may be established with respect to this Award, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by this Award, nor shall this Award be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under this Award.  Any liability of the Company to the Participant with respect to this Award shall be based solely upon any contractual obligations which may be created by this Award; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Award.

19. Adjustments upon Changes in Capitalization.

(a) Subject to any required action by the shareholders of the Company, the number and kind of Shares covered by this Award shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to this Award.

(b) In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify the Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised or the Shares subject thereto issued to the Participant and unless otherwise determined by the Administrator, this Award will terminate immediately prior to the consummation of such proposed transaction.

(c) In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, this Award; (ii) accelerate the vesting and terminate any restrictions subject to this Award; and/or (iii) provide for termination of this Award as a result of the Change of Control on such terms and conditions as it deems appropriate, including provide for the cancellation of this Award for a cash payment to the Participant.

20. Definitions.  For purposes of this Agreement, the following definitions shall apply.

(a) “Administrator” means the Board, any Committees or such delegates as shall be administering this Agreement in accordance with the terms hereof.

(b) “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c) “Applicable Laws” means the requirements relating to the administration of stock option and stock award plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, if subject to the laws of any foreign jurisdiction, the laws of such jurisdiction.

(d) “Award” means this award of Stock Units.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means any of the following:

(1) Any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

(2) The sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

(3) The acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act),

(4) The dissolution or liquidation of the Company,

(5) A contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided however that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new Director shall be considered as an Incumbent Director, or

(6) Any other event specified by the Board or a Committee, regardless of whether at the time this Award is granted or thereafter.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Compensation Committee of the Board or a committee of Directors appointed by the Board in accordance with the terms hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means SonoSite, Inc., a Washington corporation, or its successor.

(k) “Consultant” means any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

(l) “Director” means a member of the Board.

(m) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Director. The Administrator shall determine whether or not the chairman of the Board qualifies as an Employee. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon this Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Participant’s status from an employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

(n) “Employer” means the Participant’s employer.

(o) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Common Stock or other property as determined by the Administrator, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(1) If, on such date, the Common Stock is listed on a national or regional securities exchange or market system, including without limitation the Nasdaq Global Market, the Fair Market Value of a share of Common Stock shall be the closing price on such date of a share of Common Stock (or the mean of the closing bid and asked prices of a share of Common Stock if the stock is so quoted instead) as quoted on such exchange or market system constituting the primary market for the Common Stock, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.  If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion; or

(2) If, on such date, the Common Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be as determined by the Administrator in good faith using a reasonable application of a reasonable valuation method without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Grant Date” means the date upon which this Award is granted to the Participant pursuant to this Agreement.

(r) “Independent Director” means a Director who is an “independent director” within the meaning of Nasdaq Listing Rule 5605.

(s) “Nasdaq” means the Nasdaq Stock Market.

(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Participant” means the individual who has been granted Stock Units under this Agreement.

(v) “Share” means a share of the Common Stock, as adjusted in accordance with Section 19 above.

(w) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(x) “Stock” means the Common Stock.

(y) “Stock Units” means the stock units representing hypothetical shares of Common Stock with each Stock Unit equal in value to one share of Common Stock.

(z) “Termination of Employment” shall mean ceasing to be an Employee, Consultant or Director, as determined in the sole discretion of the Administrator. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(aa) “Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.